EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-206061) pertaining to the NRG Yield, Inc. 2013 Equity Incentive Plan,
(2) Registration Statement (Form S-8 No. 333-190071) pertaining to the NRG Yield, Inc. 2013 Equity Incentive Plan,
(3) Registration Statement (Form S-8 No. 333-255727) pertaining to Clearway Energy, Inc. 2013 Amended and Restated Equity Incentive Plan, and
(4) Registration Statement (Form S-3 No. 333-241652) of Clearway Energy, Inc..

of our reports dated February 23, 2023, with respect to the consolidated financial statements of Clearway Energy, Inc. and the effectiveness of internal control over financial reporting of Clearway Energy, Inc. included in this Annual Report (Form 10-K) of Clearway Energy, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 23, 2023